EXHIBIT 99.1

CMS Bancorp, Inc. Announces June 30, 2011 Quarterly Financial Results

WHITE PLAINS, N.Y., Aug. 2, 2011 (GLOBE NEWSWIRE) -- CMS Bancorp, Inc. (Nasdaq:CMSB) (the "Company"), the parent of Community Mutual Savings Bank (the "Bank"), announced net income of $88,000 or $0.05 per share, for the three months ended June 30, 2011, compared to $20,000, or $0.01 per share, in the comparable quarter of 2010.

Commenting on these results, President and Chief Executive Officer John Ritacco stated that "for the fifth consecutive quarter, the Company has reported a profit. In the quarter ended June 30, 2011 compared to the quarter ended June 30, 2010, we saw gains in interest income and net interest income despite the unusually low interest rate environment, along with continued control of non-interest expense."

Commenting on the lending markets, Mr. Ritacco reported that "we continued to see lower residential loan demand into the quarter ended June 30, 2011, however, we also experienced a reasonably consistent flow of commercial business activity which we believe bodes well for the remainder of the year. We will continue with our strategic focus on diversification into higher yielding commercial, multi-family, non-residential and construction loans and developing strong business and deposit relationships."

Mr. Ritacco noted that "the Company's liquidity position continues to be strong with $59.6 million of cash, cash equivalents and securities available for sale as of June 30, 2011."

The Company reported that the allowance for loan losses as of June 30, 2011 was $1,194,000, representing 0.66% of loans outstanding.  Commenting on these results, Stephen E. Dowd, Senior Vice President and Chief Financial Officer, stated that "despite the weak economy and soft real estate market, the Bank has experienced only a slight deterioration in the loan portfolio, and no significant change in loss experience, or other factors, other than the planned growth in non-residential and commercial real estate loans and the decrease in one-to-four-family mortgage loan balances. In the quarter ended June 30, 2011, the allowance for loan losses increased by $25,000, due, in part, to economic trends, continued high unemployment, pressure on local real estate values and additions to the non-residential loan portfolio."

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations.  Readers should not place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Factors of particular importance to the Company include, but are not limited to: (i) changes in general economic conditions, including interest rates; (ii) changes in conditions in the real estate market or the local economy; (iii) competition among providers of financial services; (iv) changes in the quality or composition of loan and investment portfolios of the Bank; (v) changes in accounting and regulatory guidance applicable to banks; and (vi) price levels and conditions in the public securities markets generally. These factors could affect the Company's financial performance and could cause the actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Neither the Company nor the Bank undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited, In thousands)
	June 30,	September 30,
	2011	2010
ASSETS
Cash and cash equivalents	$7,574	$3,434
Securities	51,979	56,336
Loans, net	180,270	179,066
Other assets	7,686	8,549
Total assets	$247,509	$247,385

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$188,034	$188,306
Borrowed money	34,461	34,578
Other liabilities	2,959	2,745
Total liabilities	225,454	225,629
Stockholders' equity	22,055	21,756
Total liabilities and stockholders' equity	$247,509	$247,385

CMS Bancorp, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, In thousands, except per share data)
	Quarter Ended
	June 30,
	2011	2010

Interest income	$2,868	$2,848
Interest expense	900	909
Net interest income	1,968	1,939
Provision for loan losses	25	25
Net interest income after provision for loan losses	1,943	1,914
Non-interest income	78	108
Non-interest expense	1,954	1,978
Income before income taxes	67	44
Income tax (benefit) expense	(21)	24
Net income	$88	$20
Net income per common share	$0.05	$0.01
CONTACT:  Stephen E. Dowd, Senior Vice President &
           Chief Financial Officer
          914-422-2700